Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Agrium Inc.

We consent to the use in this registration statement on Form S-8 of Agrium Inc. dated May 15, 2014, of our report dated February 21, 2014, with respect to the consolidated financial statements of Agrium Inc. which comprise the consolidated balance sheets as at December 31, 2013 and December 31, 2012, the consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference herein.

Signed “KPMG LLP”

Chartered Accountants

Calgary, Canada

May 15, 2014